As filed with the Securities and Exchange Commission on May 23, 1996

                                              Registration No. 333- ________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _______________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                                NOVA CORPORATION
             (Exact name of registrant as specified in its charter)

            GEORGIA                                 58-2209575
  (State or other jurisdiction                   (I.R.S. Employer
of incorporation or organization)                Identification No.)

           FIVE CONCOURSE PARKWAY, SUITE 700, ATLANTA, GEORGIA 30328 (Address of principal executive offices, including zip code)



NOVA CORPORATION 1991 EMPLOYEES' STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN
              NOVA CORPORATION 1996 EMPLOYEES STOCK INCENTIVE PLAN
                           (Full title of the plans)

                                _______________



           CATHY A. HARPER, ESQ.                         COPY TO:
             NOVA CORPORATION
          FIVE CONCOURSE PARKWAY                LEONARD A. SILVERSTEIN, ESQ.
                SUITE 700                       LONG, ALDRIDGE & NORMAN, LLP
          ATLANTA, GEORGIA 30328              ONE PEACHTREE CENTER, SUITE 5300
  (Name and address of agent for service)           303 PEACHTREE STREET
             (770) 396-1456                       ATLANTA, GEORGIA  30308
  (Telephone number, including area code,              (404) 527-4000
          of agent for service)

                        CALCULATION OF REGISTRATION FEE

Title of Securities     Amount to     Proposed Maximum           Proposed Maximum           Amount of
to be Registered        be            Offering Price Per Share   Aggregate Offering Price   Registration Fee
                        Registered    (2)                        (2)                        (2)
                        (1)
- -----------------------------------------------------------------------------------------------------------
Common Stock,
 $.01 par value per
 share
- -----------------------------------------------------------------------------------------------------------
1991 Employees'
 Stock Option and
 Stock Appreciation
 Rights Plan             1,225,020                $  1.18            $  1,445,523.60         $   498.46
- -----------------------------------------------------------------------------------------------------------
                            25,600                   2.34                  59,904.00              20.66
- -----------------------------------------------------------------------------------------------------------
                           763,732                  36.125             27,589,818.50           9,513.73
- -----------------------------------------------------------------------------------------------------------
                         1,292,076                  36.125             46,676,245.50          16,095.26
- -----------------------------------------------------------------------------------------------------------
1996 Employees
 Stock Incentive           488,200                  19.00               9,275,800.00           3,198.55
 Plan
- -----------------------------------------------------------------------------------------------------------
                         1,511,800                  36.125             54,613,775.00          18,832.34
- -----------------------------------------------------------------------------------------------------------
Total:                   5,306,428                                    139,601,162.60          48,159.00
==========================================================================================================

  (1) The shares of Common Stock being registered represent (i) 1,250,620 shares of Common Stock which may be acquired pursuant to options outstanding under the NOVA Corporation 1991 Employees' Stock Option and Stock Appreciation Rights Plan (the "1991 Plan"); (ii) 763,732 shares of Common Stock which may be acquired pursuant to options and stock appreciation rights available for grant in the future under the 1991 Plan; (iii) 1,292,076 shares of Common Stock which have been issued pursuant to the exercise of options granted under the Plan and are offered for the account of certain selling shareholders pursuant to the reoffer prospectus filed as an exhibit to this Registration Statement; (iv) 488,200 shares of Common Stock which may be acquired pursuant to options outstanding under the NOVA Corporation 1996 Employees Stock Incentive Plan (the "1996 Plan"); and (v) 1,511,800 shares of Common Stock which may be acquired pursuant to options available for grant in the future under the 1996 Plan. An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the antidilution provisions of the 1991 Plan or the 1996 Plan become operative.

  (2) The offering prices for the 1,250,620 shares subject to currently outstanding options under the 1991 Plan and the 488,200 shares subject to currently outstanding options under the 1996 Plan are the applicable option exercise prices for each currently outstanding option. The offering price of the 763,732 shares which may be acquired pursuant to options available for grant in the future under the 1991 Plan, the 1,511,800 shares which may be acquired pursuant to options available for grant in the future under the 1996 Plan, and the 1,292,076 shares offered for the account of certain selling shareholders is not presently determinable. The offering price for such shares is estimated pursuant to Rule 457(c) and
      (h) solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant's Common Stock on May 16, 1996 as quoted on the New York Stock Exchange, Inc.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE
         ---------------------------------------

          The following documents heretofore filed by NOVA Corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") hereby are incorporated herein by reference as of their respective dates:

          (1) The Company's prospectus dated May 7, 1996 filed with the Commission pursuant to the Commission's Rule 424(b)(1); and

          (2) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 1-14342) as declared effective by the Commission on May 7, 1996.

          In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
          -----------------------------------------

          Article IX of the Bylaws of the Registrant sets forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Georgia Business Corporation Code, as amended from time to time. Under these indemnification provisions, the Registrant is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by him or her in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he or she is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant is also required to indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he or she is or was a director or officer of the Registrant or who, while a director or officer of the Registrants, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant may not indemnify any of its directors and officers, however, against any liability incurred in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him or her. The Registrant may also provide advances of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of (i) a written affirmation of such officer or director that he or she has met certain standards of conduct and that his or her conduct does not constitute certain identified behavior, and
(ii) a written undertaking by or on behalf of such officer or director to repay such advances if it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

          The Registrant's Articles of Incorporation contain a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

          The Registrant currently maintains an insurance policy which insures the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. The Registrant currently is negotiating to obtain an insurance policy insuring the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED
          -----------------------------------

          The 1,292,076 shares of Common Stock being registered pursuant to this Registration Statement and offered for the account of certain selling shareholders were issued directly to such selling shareholders as employees of the Company pursuant to the Company's 1991 Employees' Stock Option and Stock Appreciation Rights Plan in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act").


ITEM 8.   EXHIBITS
          --------

EXHIBIT
NUMBER                   DESCRIPTION
- ------                   -----------

  5                      Opinion of Long, Aldridge & Norman.

 23(a)                   Consent of Ernst & Young LLP

 23(b)                   Consent of Long, Aldridge & Norman (included in
                         Exhibit 5).

 24                      Powers of Attorney.

 99 Reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3.

ITEM 9.   UNDERTAKINGS
          ------------

          A.   RULE 415 OFFERING.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.   SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.   INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 22, 1996.

                            NOVA CORPORATION
                            (Registrant)


                            By:/s/ James M. Bahin
                               ------------------------------------
                               James M. Bahin
                               Chief Financial Officer and Secretary

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 22, 1996.

Signatures                           Title
- ----------                           -----


/s/ Edward Grzedzinski               Director, Chairman of the Board,
- -----------------------------        President and Chief Executive Officer
Edward Grzedzinski                   (principal executive officer)




/s/ James M. Bahin                   Director, Vice Chairman of the
- -----------------------------        Board, Chief Financial
James M. Bahin                       Officer and Secretary (principal accounting
                                     officer)


/s/ Charles T. Cannada               Director
- -----------------------------
Charles T. Cannada


/s/ Dr. Henry Kressel                Director
- -----------------------------
Dr. Henry Kressel


/s/ Joseph P. Landy                  Director
- -----------------------------
Joseph P. Landy


/s/ Maurice F. Terbrueggen, Jr.      Director
- ------------------------------
Maurice F. Terbrueggen, Jr.


/s/ Fred Martin Winkler              Director
- ------------------------------
Fred Martin Winkler


*By:
     -------------------------
     as Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit                                                               Page No.
- --------                                                              -------

  5                 Opinion of Long, Aldridge & Norman.

 23(a)              Consent of Ernst & Young LLP

 23(b)              Consent of Long, Aldridge & Norman (included in Exhibit 5).

 24                 Powers of Attorney.

 99 Reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3.